UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 10, 2020
____________________________
CUMULUS MEDIA INC.
(Exact name of registrant as specified in its charter)
____________________________

Delaware		000-24525	82-5134717
(State or other jurisdiction of incorporation)		(Commission File Number)	(IRS employer Identification No.)

3280 Peachtree Road, N.W., Suite 2200	Atlanta	GA	30305
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code		(404)	949-0700

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock	CMLS	Nasdaq Global Market
Class A common stock purchase rights	N/A	Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
Item 1.01.     Entry into a Material Definitive Agreement.

On August 10, 2020, Cumulus Media Inc. (the "Company") announced that Cumulus Media New Holdings Inc. ("Holdings"), an indirect wholly-owned subsidiary of the Company, had entered into an agreement, dated August 7, 2020, with Vertical Bridge REIT, LLC (the “Buyer”) and VB Nimbus, LLC, each an affiliate of Vertical Bridge Holdings, LLC (“Vertical Bridge”), for the sale of substantially all of the Company’s broadcast communications tower sites and certain other related assets for approximately $213 million.

The transaction may occur in one or more closings. Simultaneously with each closing, the Company would enter into lease agreements for the continued use of the towers. The Company will not enter into lease agreements for certain other assets being sold, including excess land and certain intangible rights. The initial term of each lease would be ten (10) years, followed by five (5) option periods of five (5) years each, subject to various exclusions and limitations. If the Buyer acquires all of the tower sites that are subject to the transaction, the Company would have annual lease payment obligations of approximately $13.5 million subject to customary escalators, which would be accounted for as a reduction of the financial lease liability and interest expense, a loss of annual tenant revenues of approximately $2.3 million and an approximate $2.3 million annual reduction of operating expenses of which approximately $1.5 million is non-cash intangible amortization. The Company will also record non-cash imputed rental income for certain tower sites where the Company will continue to use a portion of the tower along with other existing and future tenants. The transaction will not have any effect on the Company’s current broadcast operations.

The first closing of the transaction is expected to occur in the fourth quarter of 2020 following a 45-day diligence period, during which the Buyer and/or the Company may exclude certain sites from the transaction based upon customary grounds for exclusion. Notwithstanding the foregoing and subject to satisfaction of customary closing conditions, the Buyer is required to acquire at least 85% of the tower sites (based on value and irrespective of any defects identified with respect to such tower sites during the diligence period), and the Company is not required to consummate the transaction unless the Buyer agrees to acquire at least 92.5% of the tower sites (based on value) at the first closing. Subsequent closings would occur as and to the extent defects are cured with respect to any excluded tower sites.

The Company expects that the net proceeds of the sale related to assets that are not being leased would be used to pay down debt on a pro rata basis between the Company’s Term Loan Credit Facility due 2026 (the “Term Loan”) and its 6.75% Senior Secured First Lien Notes (the “6.75% Senior Notes”), subject to a 12-month reinvestment right. The Company expects that the net proceeds of the sale related to assets that are being leased will be applied to pay down the Term Loan and the 6.75% Senior Notes on a pro rata basis.

Item 2.02 - Results of Operations and Financial Condition.
On August 10, 2020, Cumulus Media Inc. ("we") issued a press release announcing operating results for the three and six months ended June 30, 2020. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
This information is furnished pursuant to Item 2.02 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Item 9.01 - Financial Statements and Exhibits.
Exhibits.

Number	Exhibit

99.1	Press release, dated August 10, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.

		By:	/s/ Francisco J. Lopez-Balboa
Name: Francisco J. Lopez-Balboa
Title: Executive Vice President, Chief Financial Officer
Date:	August 10, 2020